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                                                             Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS



The Administrative Committee
The Gillette Company Global Employee Stock Ownership Plan:

We consent to the incorporation by reference in registration statement No. 33-52465 on Form S-8 of The Gillette Company Global Employee Stock Ownership Plan of our report dated March 22, 2000, relating to the statements of assets available for plan benefits of The Gillette Company Global Employee Stock Ownership Plan as of December 31, 1999 and 1998 and the related statements of changes in assets available for plan benefits for each of the years in the three-year period ended December 31, 1999 which report appears in the December 31, 1999 annual report on Form 11-K of The Gillette Company Global Employee Stock Ownership Plan

KPMG LLP

Boston, Massachusetts
March 30, 2000